Exhibit 23.2

DeGolyer and MacNaughton
5001 Spring Valley Road
Suite 800 East
Dallas, Texas 75244

February 27, 2012
Berry Petroleum Company
1999 Broadway Street, Suite 3700
Denver, CO 80202
Gentlemen:
We hereby consent to (i) the inclusion of our third party letter report dated February 15, 2012, containing our opinion on the proved reserves attributable to certain properties owned by Berry Petroleum Company, as of December 31, 2011, (ii) the use of and reference to our third party letter report dated February 15, 2011, containing our opinion on the proved reserves attributable to certain properties owned by Berry Petroleum Company, as of December 31, 2010, and the use of and reference to our third party letter report dated February 19, 2010, containing our opinion on the proved reserves attributable to certain properties owned by Berry Petroleum Company, as of December 31, 2009, (the Reports) under the captions “Properties” and “Oil and Gas Reserves” in Item 1, “Management's Discussion and Analysis of Financial Condition and Results of Operations” in Item 7, and “Supplemental Information About Oil & Gas Producing Activities (Unaudited)” in Item 8 of the Annual Report on Form 10-K for the fiscal year ended December 31, 2011, of Berry Petroleum Company (the Annual Report); and (iii) the use of and reference to the name DeGolyer and MacNaughton as the independent petroleum engineering firm that prepared the Reports under such items; provided, however, that since the cash-flow calculations in the Annual Report include estimated income taxes not included in the Reports, we are unable to verify the accuracy of the cash‑flow values in the Annual Report.

Very truly yours,
/s/ DeGolyer and MacNaughton

DeGOLYER and MacNAUGHTON
Texas Registered Engineering Firm F-716